AMENDMENT TO FRANCHISE AGREEMENT

PIZZA HUT, INC. ("PHI") and NPC INTERNATIONAL, INC. ("Operator") enter into this Amendment to Franchise Agreement (this "Amendment"), which shall be effective on the date executed by PHI (the "Effective Date").

WHEREAS, PHI and Operator are parties to one or more Pizza Hut, Inc. Franchise Agreements (each a "Pizza Hut Franchise Agreement") each of which, as applicable, is denominated a "2003 Territory Franchise Agreement" and grants to Operator the right to develop, open and operate Pizza Hut System Restaurants within a specifically described "Territory" (a "2003 Territory Franchise Agreement"); or, in the alternative, is denominated a "2003 Location Franchise Agreement" and grants to Operator the right to operate one or more Pizza Hut System Restaurants at one or more specified Locations (a "2003 Location Franchise Agreement"); or, in the alternative, is another form of Franchise Agreement ("Going Forward Franchise Agreement") which grants to Operator the right to operate one or more Pizza Hut System Restaurants at one or more specified Locations;

WHEREAS, the Pizza Hut Franchise Agreement provides that PHI may require that Operator undertake upgrades, remodels and other asset actions on each of its System Restaurants in accordance with PHI's standards throughout the Term of the Pizza Hut Franchise Agreement, subject to specified time and cost limitations, all as more fully set forth in the Pizza Hut Franchise Agreement;

WHEREAS, PHI has developed an asset plan (the "2016 Asset Partner Plan") that provides substantial benefits to Operator with respect to the timing and scope of required asset upgrades;

WHEREAS, PHI agrees to make the 2016 Asset Partner Plan available to Operator in exchange for Operator's commitment to timely complete specified asset upgrades on an agreed schedule and subject to Operator's continued qualification compliance, as set forth below;

WHEREAS, Operator desires to participate in the 2016 Asset Partner Plan; and

WHEREAS, PHI is willing to allow Operator's participation in the 2016 Asset Partner Plan, subject to Operator's agreement to comply with all of the terms and conditions specified herein.

NOW, THEREFORE, for good and valuable consideration, including the mutual promises and agreements contained in this Amendment, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Pizza Hut Franchise Agreement as follows:

1.	Definitions. For purposes of this Amendment and notwithstanding anything to the contrary contained within the Pizza Hut Franchise Agreement, the following terms have the following meanings:

(a) Minor Remodel. A "Minor Remodel" is a minor renovation of an existing System Restaurant completed in accordance with PHI's then-current published specifications.

(b) Major Remodel. A "Major Remodel" is a substantial renovation of an existing System
Restaurant completed in accordance with PHI's then current published specifications.
(c) Rebuild. A "Rebuild" is a complete rebuilding of an existing System Restaurant at the same location completed in accordance with PHI's then current published specifications.

(d) Relocation. A "Relocation" is a relocation of an existing System Restaurant to a new location, but serving the same trade area, completed in accordance with PHI's then current published specifications.

(e) New Build. A "New Build" is a newly built System Restaurant completed in accordance with PHI's then current published specifications.

2.
Asset Upgrade Costs. The following costs are estimated and are based on 1.0 market index for achieving the specifications of a particular asset action, as set out below, and do not include deferred maintenance such as replacing electrical, plumbing, or HVAC systems, replacing/rebuilding parking lots, meeting local codes, or other major defects considered overdue maintenance ("Scope of Work Costs"). Costs will vary based on location, size of asset, and condition of asset.

Series 30/35
Minor remodel
Level 1, Major Remodel Level 2, Major Remodel Level 3, Major Remodel

$75,000-$100,000
$150,000-$175,000
$225,000-$275,000
$350,000-$400,000

Series 39 and Other Post-1980 Assets
Minor remodel                 $75,000-$100,000
Level I. Major Remodel                $150,000-$175,000
Level 2, Major Remodel                $225,000-$250,000
Level 3, Major Remodel                $325,000-$375,000

Main Path/R2K2/Free Standing Delco
Minor Remodel                $75,000-$100,000
Major Remodel                $150,000-$250,000

In-Line or End Cap Delco/RBD Minor Remodel
Major Remodel

$25,000-$75,000
$50,000-$150,000

PHI agrees that it will not modify the specifications for a Minor or Major Remodel in a manner that materially increases the cost of completing such an asset action (as adjusted to reflect changes in the Construction Cost Index, as published in the "Engineering News-Record").

PHI, in cooperation with the I.P.H.F.H.A., Inc. Asset Committee (the "Asset Committee"), will employ commercially reasonable validation methodologies, at PHI's cost, to confirm the estimated Scope of Work Costs ranges set forth above ("Validation"). PHI will complete the Validation as to each type of asset action within thirty (30) days of the date on which twenty five (25) of each of the subject asset actions have been completed within the System. The Validation relies on Operator's submitting asset action cost data to PHI on a timely basis. If the Validation (using normalized costs as described, above, for the market index and scope of work data) demonstrates that in the majority of the asset actions performed for a particular asset action, the Scope of Work Costs exceeds the ranges set forth above, PHI will modify, within ninety (90) days, the specifications for that type of asset action sufficiently to bring the actual, average Scope of Work Costs within the ranges set forth above. In connection with a Validation, PHI may also request, and the Aeet Committee will reasonably consider, that the computation of average costs takes into account future, ongoing equipment savings negotiated by the RSCS.

3.
Secondary Upgrade Schedule. Notwithstanding Section H of Schedule B of the 2003 Territory Franchise Agreement, Section H of Appendix I of the 2003 Location Franchise Agreement and Section 6.3 of the Going Forward Franchise Agreement, PHI and Operator agree that Operator will complete the specific asset actions on its System Restaurants in accordance with Exhibit A attached hereto (the "Secondary Upgrade Schedule"). Operator understands and agrees that this Amendment does not authorize Operator to close any System Restaurant, and that the parties' rights and obligations regarding closure of System Restaurants shall be governed by the applicable Pizza Hut Franchise Agreement.

4.
Recurring Upgrade Obligation. The Secondary Upgrade Schedule specifies the type and timing, subject to the provisions of Paragraph 6, of the next required asset action for each of Operator's System Restaurants. After each such asset action is completed under the Secondary Upgrade Schedule, and through the balance of the Term of the Pizza Hut Franchise Agreement, Operator acknowledges and agrees to perform subsequent asset actions on each of Operator's System Restaurants in accordance with the following schedule ("Recurring Upgrade Schedule"):

(a) Following the Minor Remodel of a System Restaurant, Operator shall perform a Major Remodel, a Relocation or a Rebuild on such System Restaurant within seven (7) years following the Minor Remodel; and

(b) Following a Major Remodel, a Relocation, a Rebuild, or a New Build of a System Restaurant, Operator shall perform a Minor Remodel on such System Restaurant within ten (10) years following the Major Remodel, Relocation, Rebuild or New Build.

For example, if a New Build is constructed during the Secondary Upgrade Schedule, a Minor Remodel will be required ten (10) years from the open date. The next asset action will be a Major Remodel, a Relocation or a Rebuild due seventeen (17) years from the open date of the System Restaurant, followed by a Minor Remodel twenty-seven (27) years from the open date of the System Restaurant. Likewise, if a System Restaurant completes a Minor Remodel during the Secondary Upgrade Schedule, a Major Remodel, a Relocation or a Rebuild will be required seven (7) years from the date of the Minor Remodel. The next asset action will be a Minor Remodel due ten (10) years from the date of the Major Remodel, Relocation or Rebuild, followed by a Major Remodel, a Relocation or a Rebuild due seven (7) years later.

5.
Checkpoint Dates. Subject to the remainder of this paragraph, Operator and PHI agree that PHI shall determine Operator's compliance with the Secondary Upgrade Schedule and the Recurring Upgrade Schedule on December 31 of each year (the "Checkpoint Dates"). If, however, Operator completes at least 75% of the asset actions required to be completed during calendar year 2016 by December 31, 2016, Operator will be granted an additional ninety (90) days to complete the remaining required asset actions for 2016. If 100% of the 2016 required asset actions are not completed by March 31, 2017, Operator will be issued a written notice of default and will have ninety (90) days to cure such default by completing all asset actions required for 2016. Should Operator meet all asset action requirements for 2016 and 2017 without triggering a default, as described above, then PHI will thereafter determine Operator's compliance with the Secondary Upgrade Schedule and the Recurring Upgrade Schedule every two (2) years with the next Checkpoint Date being December 31, 2019.

If Operator fails to complete the total number of asset actions that are required to be completed by any Checkpoint Date, that non-compliance shall constitute a default with respect to the unit or units as to which the required asset actions were not timely completed. If PHI issues a notice of default for such failure and Operator fails timely to cure, Pill may exercise a right to terminate Operator's rights with respect to the unit or units in question and any and all of its rights under the applicable Pizza Hut Franchise Agreement for an uncured default with respect to such units, but, except as provided below, such a default and failure to cure will not give PHI the right to terminate the applicable Pizza Hut Franchise Agreement with respect to any of Operator's other units.

If, however, Operator's total number of missed asset actions that Operator has not timely cured on any particular Checkpoint Date exceeds 20% of its cumulative required asset actions under the Secondary Upgrade Schedule through that Checkpoint Date (rounded up to the nearest whole number), then Pill may exercise a right to terminate Operator's Pizza Hut Franchise Agreement(s) covering the units in question and any and all of its rights under the applicable Pizza Hut Franchise Agreement(s). Example: "rounding up" means that if an Operator has nine (9) required cumulative asset actions on a Checkpoint Date, the number of missed asset actions for PHI to exercise these rights of default would be (20%) x (9) = 1.8, which, rounded up to the nearest whole number, would yield two (2) asset actions. Therefore, if Operator's total number of missed asset actions is more than two (2), then PHI would have such rights of default. PHI shall have the same rights as set out in this subparagraph, if, on any Checkpoint Date, Operator's total number of missed asset actions that Operator has not timely cured exceeds 10% of the total number of Operator's required asset actions under the Secondary Upgrade Schedule (rounded up to the nearest whole number). Example: "rounding up" means that if an Operator has eighty-five (85) total required asset actions, the number of missed asset actions for PHI to exercise these rights of default would be (10%) x (85) = 8.5which, rounded up to the nearest whole number, would yield nine (9) asset actions. Therefore, if Operator's total number of missed asset actions is more than nine (9), then Pill would have such rights of default.

6.
Substitution. Notwithstanding language to the contrary, PHI agrees that if Operator has complied with the Secondary Upgrade Schedule related to all "D" assets, Operator may request approval from Pill to substitute certain "B" and "C" assets on the Secondary Upgrade Schedule for other "B" and "C" assets respectively, so long as the required number of "B" and "C" assets are completed by the applicable checkpoint dates. Operator will communicate revisions to the Secondary Upgrade Schedule to PHI biannually on January 15th and June 15th. Pill will not unreasonably withhold approval of such revisions.

7.
Continued Participation. Operator understands and agrees that Operator's continued participation in the 2016 Asset Partner Plan is conditioned on Operator remaining (i) current on Monthly Service Fees owed to Pill and advertising contributions owed to the International Pizza Hut Franchise Holders Association (the "IPHFHA"), (ii) in compliance with PHI Brand Standards, and (iii) a participant in System-approved national media shifts. Operator's failure to remain in compliance with the foregoing criteria on an ongoing basis shall constitute a default under this Amendment and if Operator fails to remedy such default upon sixty (60) days written notice from Pill then, in PHI's discretion, Operator's eligibility to participate in the 2016 Asset Partner Plan shall be forfeited and this Amendment shall be rescinded and of no further effect. In such event, Operator shall complete such asset upgrades within such times as PHI shall designate under the terms of the Pizza Hut Franchise Agreement.

8.
Exceptions and Changes. PHI acknowledges that, unforeseen and excessive costs may arise in connection with completing the asset action specified in Exhibit A on a particular System Restaurant as a result of unusual permitting issues or other unforeseen circumstances beyond

Operator's control. If such a situation should arise, Operator may request an exception to completing the required asset action by submitting a written explanation of the facts that demonstrate that the costs were unforeseen and are excessive. PHI will consider any such request on a case-by-case basis and will approve or deny the request (or propose an alternative asset action), in its discretion, within thirty (30) days after receipt of Operator's written request. If Operator and PHI cannot reach a solution agreeable to both parties, the dispute may be submitted to mediation as described in paragraph 9.

9.
Mediation. All disputes involving an imminent or issued Notice of Default arising out of this Amendment may be submitted by Operator to mediation under the National Franchise Mediation Program administered by CPR (or, if that program is discontinued, any successor program or the nearest available substitute). This paragraph 9 applies only to disputes that are specific to Operator and not to issues that affect PHI’s franchisees generally. Operator's obligations to perform upgrades, and PHI's rights, under this Amendment will not be deferred during any such mediation. PHI and Operator will participate in the mediation in good faith and consider the non-binding recommendations of the mediator. In order to facilitate the timely and orderly administration of the mediation process, PHI and IPHFHA shall cooperate in identifying a mediator who shall sit by designation for such disputes. PHI and the Operator shall share 50/50 the responsibility for paying the mediator's fees. Notwithstanding the foregoing, PHI shall not issue a Notice of Default or Termination with respect solely to the dispute at issue in such mediation within the thirty (30) day period commencing on the date of Operator's written notice to PHI requesting the scheduling of the mediation; provided further, that such thirty (30) day period shall commence no later than ten (10) days following the date upon which PHI has issued a Notice of Default arising in whole or part out of such dispute.

10.
Amendment Controlling. Operator and PHI agree that this Amendment shall control Operator's upgrade obligations on and after the date hereof through the end of the Term of the Pizza Hut Franchise Agreement; that this Amendment shall constitute an amendment to each of Operator's Pizza Hut Franchise Agreements and shall control over any inconsistent provision thereof; and that, except as modified by this Amendment, each of Operator's Pizza Hut Franchise Agreements is confirmed in its entirety.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the
Effective Date.

SIGNATURES APPEAR ON FOLLOWING PAGE

PIZZA HUT, INC.
“PHI”

By: ______________________________

John J. Murphy, Vice President -Law

Date: _____________________________

James K. Schwartz, by executing below, represents and warrants that he/she is the authorized representative of the Operator under each of the Pizza Hut, Inc. Franchise Agreements listed on the attached Exhibit B and has full authority to execute this Amendment for and on behalf of the Operator under each such Pizza Hut, Inc. Franchise Agreement.

NPC INTERNATIONAL, INC.
"Operator"

By: ______________________________
James K. Schwartz

Date:______________________________